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                          Addendum to a Loan Agreement
                          ----------------------------



                  Made and entered into on February 18, 1998 between Tabriz Anstalt Limited Nv ("Tabriz") and Arwol Holdings Ltd. ("Arwol")



         It is hereby agreed between the parties hereto to increase the principal amount of the Loan to $ 11,600,000 (eleven million and six hundred thousand United States Dollars).

         Tabriz hereby confirms that it has received from Arwol two disbursements on account of the Loan:
         $ 6,000,000 - on February 23, 1998;
         $ 5,600,000 - on April 21, 1998.
         $11,600,000

         In Witness whereof the Parties have signed this Addendum on April 21, 1998.



         Tabriz Anstalt Limited NV                 Arwol Holdings, Ltd.



          By                                       By
            ------------------------------           ------------------------
             P. Volovelsky, Adv.                        Arie Wolfson
          as per a General Power of Attorney               Director